Exhibit 5.1

[Letterhead of MYR Group Inc.]

July 14, 2008

MYR Group Inc.

1701 W. Golf Road

Rolling Meadows, Illinois 60008

Re:	MYR Group Inc.
Registration Statement on Form S-1 (File No. 333-148864)

Ladies and Gentlemen:

I have acted as chief legal officer to MYR Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), initially filed on January 25, 2008 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes a prospectus (the “Prospectus”) to be furnished in connection with the public offering by certain stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement of up to 19,690,777 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), consisting of (a) up to 18,317,104 currently outstanding shares of Common Stock (the “Secondary Shares”) and (b) up to 1,373,673 shares of Common Stock to be issued upon the exercise of outstanding options (the “Options” and such shares of Common Stock issuable upon exercise of the Options, the “Secondary Option Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)            the Registration Statement, as amended to the date hereof;

(ii)           the Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware;

(iii)          the Amended and Restated By-Laws of the Company, as currently in effect;

(iv)          certain resolutions adopted by the Board of Directors of the Company relating to the Operative Agreements (defined below), the Secondary Shares, the Secondary Option Shares and related matters;

(v)           a specimen common stock certificate representing the Common Stock; and

(vi)          the agreements by and among the Company, certain of the Selling Stockholders and/or certain other parties as listed on Schedule I hereto (the “Operative Agreements”).

I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied on certificates and assurances of responsible officers of the Company and public officials. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties. I have also assumed that the stock certificates evidencing the Secondary Option Shares will conform to the specimen common stock certificate examined by me and will be duly executed and delivered.

I am admitted to practice in the State of Colorado, and I do not express any opinion as to any laws other than (i) the Delaware General Corporation Law, (ii) the laws, rules and regulations of the State of New York, (iii) the laws, rules and regulations of the State of Colorado, (iv) the laws, rules and regulations of the State of Michigan, (v) the laws, rules and regulations of the State of Oregon and (vi) the federal laws of the United States of America to the extent referred to specifically herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein I am of the opinion that:

(1)           The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(2)           The Secondary Option Shares have been duly authorized and, when issued upon the exercise of the Options and payment of the exercise price as set forth in the applicable Operative Agreements with respect to such Options, the Secondary Option Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the use of my name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ GERALD B. ENGEN, JR.

Gerald B. Engen, Jr.

SCHEDULE I

Management Stockholders Agreement, dated as of March 10, 2006, by and among MYR Group Inc., FirstEnergy Corp., MYR Group Holdings LLC and the management stockholders of MYR Group Inc. named therein.

Addendum to the Management Stockholders Agreement, dated as of June 20, 2007, by and among MYR Group Inc., MYR Group Holdings, LLC, MYR Group Holdings II, LLC and the management stockholders of MYR Group Inc. named therein.

First Amendment to the Management Stockholders Agreement, dated as of December 13, 2007, by and among MYR Group Inc., MYR Group Holdings, LLC, MYR Group Holdings II, LLC and the management stockholders of MYR Group Inc. named therein.

Purchase/Placement Agreement, dated as of December 13, 2007, by and between MYR Group Inc. and Friedman, Billings, Ramsey & Co., Inc.

Registration Rights Agreement, dated as of December 20, 2007, by and between MYR Group Inc. and Friedman, Billings, Ramsey & Co., Inc.